Exhibit 99.1

Silo Pharma Announces filing of Patent for Treatment of Fibromyalgia

SPU-26 Pain Management Using Ketamine Composition

Action supports planned IND package submission to FDA for SP-26

ENGLEWOOD CLIFFS, NJ, March 27, 2023 (GLOBE NEWSWIRE) -- Silo Pharma, Inc.  (Nasdaq: SILO) (the “Company”), a developmental stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research, today announced that it has filed a provisional patent application titled “Methods and Compositions for Pain Management.”

The methods and compositions described in the patent application can be used in ameliorating pain, including chronic pain such as fibromyalgia, which occurs in approximately 2% of the United States general population. Fibromyalgia is a chronic condition causing pain to the connective tissues throughout the body including muscles, ligaments, and tendons. Musculoskeletal pain is often accompanied by sleep difficulties, fatigue, mood disorders, and problems with memory and concentration.

Fibromyalgia is the initially targeted indication for the Company’s drug, SP-26. “This provisional patent application supports our multi-pronged strategy for advancing SP-26 into the clinic. The Company is working towards submitting an IND package to the FDA and pursuing the 505(b)(2) regulatory pathway for SP-26. We believe our drug would serve a critical need in a largely inadequate treatment landscape for chronic pain including fibromyalgia,” said Eric Weisblum, Chief Executive Officer of the Company.

The Company’s intellectual property and technology rights for the treatment of rare diseases span over six issued and provisional patents with additional patent applications pending.

About Silo Pharma

Silo Pharma. Inc. is a development-stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research for people suffering from indications such as PTSD, Alzheimer’s disease, and other rare neurological disorders. Silo’s mission is to identify assets to license and fund the research which we believe will be transformative to the well-being of patients and the healthcare industry. For more information visit www.silopharma.com

Forward-Looking Statements

All statements other than statements of historical fact in this announcement are forward-looking statements that involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the Company believes may affect its financial condition, results of operations, business strategy, and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The Company under takes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s filings with the SEC.

Contact

800-705-0120
investors@silopharma.com